Exhibit 10.1

July 22, 2026

Douglas Kling

[***]d
[***]3

Dear Doug:

Re: Separation Agreement and Release

This letter agreement (the “Agreement”) summarizes the terms of your separation from employment with NewAmsterdam Pharma Corporation (“NewAmsterdam” or the “Company”). In exchange for the promises of you and the Company as set forth below, you and the Company agree as follows:

1.
Employment Status and Final Payments:
(a)
Your separation of employment date with the Company will be August 14, 2026 (the “Separation Date”). As of the Separation Date, your salary will cease, and any further eligibility or entitlement you have or might have had under a Company-provided benefit plan, program, contract, or practice will terminate, except as expressly provided herein or as required by federal or state law.
(b)
You shall be paid all wages earned but unpaid minus applicable federal, state, and local tax withholdings, for services performed for the Company through and including the Separation Date. You will also receive reimbursement for any documented expenses properly incurred by you on behalf of the Company prior to the Separation Date and not yet reimbursed. You must submit requests for reimbursement, along with supporting documentation, to the Company within ten (10) days following your Separation Date.
(c)
Following the Separation Date, the Company will provide you with the paperwork necessary to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) if you choose to so elect, and confirms, based on the information that it currently possesses, its understanding that you are eligible to elect COBRA continuation coverage.
2.
Payments and Benefits:

(a)
In exchange for, and in consideration of, your full execution of this Agreement, provided that you do not revoke this Agreement pursuant to Section 11 below, and subject to your performance under this Agreement, the Company agrees to provide you with the following:
(i)
enter into an Advisor Agreement with you in the form attached as Exhibit B hereto (the “Advisor Agreement”) for a period of nine (9) months (the “Advisory Term”).
(ii)
Any stock options, restricted stock units or other equity awards held by you that are not vested as of the Separation Date shall be canceled and forfeited as of the Separation Date, other than the portion of such stock options and restricted units that are eligible to vest based solely on continued service through May 14, 2027 as set forth on Exhibit A hereto (the “Continuing Options/RSUs”). The Continuing Options/RSUs shall continue to vest in accordance with the terms of the applicable grant document through May 14, 2027 so long as you are providing services to the Company under the Advisor Agreement during that time. Vested stock options must be exercised in accordance with the grant terms, the award agreement and the applicable plan within the period specified in the applicable grant documents or will otherwise be forfeited.
(b)
Cessation of Payments and Benefits: The Company may terminate all payments and benefits, to the extent not yet paid or made available to you, set forth in this Section 2 (in addition to seeking any and all other equitable and legal remedies) in the event you breach your obligations under this Agreement or the RCA (as defined below).
(c)
Acknowledgment of Consideration: You specifically acknowledge and agree that the obligations created and payments made to you by the Company under this Section 2 of this Agreement are promises and payments to which you are not otherwise entitled under any law or contract absent your entering into this Agreement.
(d)
Other Acknowledgements: By signing below, you acknowledge that (i) you have reported to the Company any and all work-related injuries incurred during employment; (ii) the Company properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Releasees (as defined herein); (iv) you have reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Company Releasees; and (v) you have not raised and do not have a claim for sexual assault, sexual harassment, or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in court, before an administrative agency, or through an internal complaint process against the Company or any Company Releasee.
3.
Release:
(a)
Employee Release: In exchange for the separation benefits described in Section 2 and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you, on behalf of yourself and each of your representatives, agents, estate, heirs, successors and assigns, hereby acknowledge full and complete satisfaction of and absolutely and unconditionally hereby release, remise, discharge and hold harmless the “Company Releasees” (defined to include the

Company and/or any of its parents, subsidiaries, divisions, related companies or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands of every kind and nature, whether existing or contingent, known or unknown, suspected or unsuspected, through and including the date of the execution and delivery by you of this Agreement, including without limitation those arising out of your employment with, change in employment status with, and/or separation of employment from, the Company (collectively, “Employee Claims”). This release is intended by you to be all encompassing and to act as a full and total release of any Employee Claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct through and including the execution and delivery by you of this Agreement, including, but not limited to, any Employee Claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status or any other category protected under federal or state law; any contract, whether oral or written, express or implied; any tort; any Employee Claims for equity or other benefits; any personal gain with respect to any claim arising under the federal False Claims Act; or any other statutory and/or common law Employee Claims, except that this release does not extend to any workers’ compensation claim or any claim for unemployment benefits. It is expressly understood by you that among the various rights and claims being waived in this release are federal and state employment-related statutory claims and all other claims including but not limited to those arising under the Age Discrimination in Employment Act, 29 USC §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 USC § 2000(e); the Americans with Disabilities Act, 42 USC § 12101; the Family and Medical Leave Act, 29 USC §2601; the Employee Retirement Income Security Act, 29 USC §1001; the Rehabilitation Act of 1973, 29 USC § 701; the Equal Pay Act of 1963; the Fair Labor Standards Act, the Equal Pay Act of 1963; the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud & Abuse Act, the Health Insurance Portability & Accountability Act, the Consolidated Omnibus Budget Reconciliation Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, the National Labor Relations Act, the Labor Management Relations Act, Consolidated Omnibus Budget Reconciliation Act, any laws of the State of New Jersey or local laws or ordinances in Somerset County, including, but not limited to, the New Jersey Law Against Discrimination, the New Jersey Diane B. Allen Equal Pay Act, the New Jersey Family Leave Act, the New Jersey SAFE Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Wage Theft Act, New Jersey Paid Sick Leave law, the New Jersey Worker Freedom from Employer Intimidation Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Conscientious Employee Protection Act (“CEPA”), and retaliation claims under the New Jersey Workers’ Compensation Law; and all other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, as they may be amended; and any claims for unpaid or delayed payment of wages, overtime, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, of any kind to the maximum extent permitted by federal and state law, and any other similar employment law or regulation of any local, state or federal jurisdiction, all as amended from time to time.

Notwithstanding anything to the contrary in this Section 3, this Section 3 does not extend to, and Employee Claims do not include, any payments or benefits receivable, or obligations incurred or specified, under this Agreement, any vested benefit under any employee benefit plan, and any advance, indemnification or insurance arrangement, your indemnification agreement dated November 22, 2022 (the “Indemnification Agreement”), and the organizational documents of the Company) or to any claims arising after the date of this Agreement.
(b)
Acknowledgment of Release: You acknowledge and agree that you are releasing all legally waivable rights to sue or obtain equitable, remedial, or punitive relief from any or all Company Releasees of any kind whatsoever related to Employee Claims, including without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief.
(c)
Effect of Release: You understand and intend that this Section 3 constitutes a general release of all Employee Claims and that no reference therein to a specific form of Employee Claim, statute or type of relief is intended to limit the scope of such general release and waiver.
(d)
Release of Unknown Employee Claims: You understand and intend that you are releasing potentially unknown Employee Claims, and that you have limited knowledge with respect to some of the Employee Claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You agree that this release is fairly and knowingly made, and you waive any statutory protection against a release of unknown Employee Claims, except as otherwise described in Section 3(a) and 3(e).
(e)
Employee Claims That Cannot Be Released by Private Agreement / Protected Rights: This release does not include any Employee Claim which, as a matter of law, cannot be released by private agreement. Further, nothing in this Agreement (including but not limited to the release of claims, promise not to sue, confidentiality, non-disparagement, and return of property provisions) or the RCA (as defined below): (a) limits or affects your right to challenge the validity of this release under the ADEA or the OWBPA, (b) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, the New Jersey Division on Civil Rights or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, (c) prevents you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, (d) prevents you from disclosing the facts, circumstances and/or other details relating to a claim or action of discrimination, retaliation, harassment, including sexual harassment, or failure to accommodate, (e) prevents you from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled, or (f) prevents you from speaking with law enforcement, the Attorney General, or an attorney retained by you; provided, further, that for the avoidance of doubt, by signing this release you are waiving your right to recover any individual relief (including backpay, front-pay, reinstatement or other legal relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment in connection with information provided to the SEC.

4.
Accord and Satisfaction: The consideration set forth above in Section 2 above shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all Employee Claims of the Company Releasees to you, including, without limitation, any matter set forth in Section 3, all Employee Claims for back wages, salary, vacation pay, incentive pay, bonuses, commissions, Separation pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorneys’ fees or other costs or sums.
5.
Company Files, Documents and Other Property: Unless prohibited or restricted by law, you agree that within seven (7) days of the Separation Date, you will return to the Company all Company property and materials, including but not limited to, (if applicable), personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Separation Date, you will immediately return such materials to the Company. Notwithstanding anything to the contrary in this Agreement, you may retain a copy of such Company Property that you are entitled to receive or hold in your capacity as holder of stock options and/or equity of the Company.
6.
Future Conduct:
(a)
Confidentiality of this Agreement: Other than as permitted in Section 3(e) above and except for rights that cannot be waived by agreement and except as required to comply with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, you agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants, tax advisors or attorneys when such disclosure is necessary for the accountants, tax advisors or attorneys to render professional services. Prior to any such disclosure that you may make, you shall secure from your accountant, tax advisor or attorney his or her agreement to maintain the confidentiality of such matters. The foregoing confidentiality provisions shall not apply to unintended or immaterial statements or disclosures.
(b)
Non-disparagement: Other than as permitted in Section 3(e) above and except for rights that cannot be waived by agreement and except as required to comply with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, you agree not to, directly or indirectly, make or solicit or encourage others to make or solicit disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company Releasees; the products, services or programs provided or to be provided by the Company Releasees; the business affairs, operation, management or the financial condition of the Company Releasees; or the circumstances surrounding your employment and/or separation of employment from the Company. The foregoing non-disparagement provisions shall not apply to unintended or immaterial statements or disclosures.

(c)
Confidentiality and Assignment of Inventions Agreement; You are subject to the Confidentiality and Assignment of Inventions Agreement that you previously entered into with the Company on January 24, 2023 (the “RCA”). You expressly acknowledge and reaffirm your understanding of your continuing obligations to the Company under the terms of the RCA, all of which otherwise remain in full force and effect.
(d)
Non-Solicitation. During the Advisory Term and for a period of 12 months follow the termination of the Advisor Agreement, you will not in any way, directly or indirectly, without prior written consent of the Company, (i) induce or attempt to induce any consultant, vendor or employee of the Company or its affiliated entities; (ii) otherwise interfere with or disrupt the Company’s relationship with its employees or consultants; or (iii) solicit, entice, engage or hire any employee or key or exclusive consultant of the Company or its affiliated entities. The restrictions of this Section 6(d) shall apply to any former employee or key or exclusive consultant of the Group whose employment or engagement with the Group ceased less than six (6) months before the inducement, interference, hiring, or solicitation.
(e)
Cooperation: You acknowledge and agree that your cooperation obligations set forth in Section 10(c) of your employment offer letter, executed January 24, 2023 (your “Employment Offer Letter”) shall survive the termination of your employment in accordance with the terms set forth therein.
7.
Further Acknowledgements, Representations and Governing Law:
(a)
This Agreement, the RCA, the cooperation provisions of Section 10(c) of your Employment Offer Letter, and the Advisor Agreement set forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all other agreements or understandings, whether oral or written, between the parties (including your Employment Offer Letter other than the cooperation provisions of Section 10(c)). This Agreement may not be changed, amended, modified, altered, or rescinded except upon the express written consent of NewAmsterdam’s Chief People Officer and you.
(b)
Nothing herein shall be deemed or construed to represent an admission by the Company or any other Company Releasee of any violation of law or other wrongdoing with respect to you.
(c)
Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.
(d)
This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of NJ; and shall in all respects be interpreted, enforced, and governed under the internal and domestic laws of the State of NJ without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in the State of NJ, and each party to this Agreement hereby submits to the jurisdiction and venue of any such court.

(e)
The Company Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Releasees hereunder. Your heirs or assigns also are intended third-party beneficiaries with respect to the payments set forth in Section 2 of this Agreement in the event of your death, this Agreement may be enforced by each of them in accordance with the terms of that Section 2 in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any person other than the parties, and no such other person shall be deemed to be a third-party beneficiary hereof.
(f)
You may not assign any of your rights or delegate any of your duties under this Agreement. The Company’s rights and the rights of the other Company Releasees shall inure to the benefit of, and be enforceable by, any of the Company’s or other Company Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets, ownership, or control of the Company. In the event the Company is dissolved, all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.
8.
Severability: The parties agree that in the event that any provision of this Agreement is judicially declared to be invalid or unenforceable, the Agreement shall be reformed by the court so that it is enforceable to the maximum extent permitted by law, and that nothing shall invalidate or render unenforceable the remaining provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.
9.
Acknowledgment: By signing this Agreement, you acknowledge that:
(a)
You have read and understand this Agreement;
(b)
You have been given twenty-one (21) calendar days to consider your rights and obligations under this Agreement and to consult with an attorney and/or any other advisors of your choice before signing this Agreement, and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period;
(c)
By this Section 9 of the Agreement, you have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
(d)
You have consulted with an attorney of your choice before signing this Agreement;
(e)
If you sign this Agreement prior to the expiration of the twenty-one (21) calendar day period, you do so voluntarily and thereby waive the remainder of the twenty-one (21) calendar day period, and acknowledge that the Company did not make any threats or promises to induce you to do so;
(f)
You understand that this Agreement is legally binding;
(g)
You have entered into this Agreement voluntarily, deliberately and of your own free will;

(h)
You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;
(i)
Except as otherwise provided in this Agreement, you have knowingly and voluntarily released Company Releasees from any and all claims you may have, known or unknown, in exchange for the payments and other consideration you obtained by signing this Agreement, and acknowledge that these payments and other consideration are in addition to any that you would have otherwise received if you did not sign this Agreement; and
(j)
This Agreement does not waive any rights or claims that may arise after you sign this Agreement.
10.
Return of Signed Agreement: You must return the signed Agreement to Maryellen McQuade, Chief People Officer, maryellen.mcquade@NewAmsterdamPharma.com by email no later than twenty-one (21) calendar days after your receipt of the original draft Agreement, which occurred on July 22, 2026 (i.e., by August 12, 2026); provided, however, you may not sign this Agreement prior to your Separation Date. If you do not return the signed Agreement within twenty-one (21) calendar days after your receipt of the first version of this Agreement (if such date is prior to your Separation Date), this Agreement shall be deemed revoked, null, void and of no effect, you shall have no entitlement to pay, benefits or any consideration as set forth in this Agreement.
11.
Revocation Period and Effective Date: This Agreement shall be effective and binding on you and the Company on the eighth (8th) calendar day after you timely sign this Agreement (the “Effective Date”), provided you do not revoke this Agreement before the Effective Date. You have seven (7) calendar days from the date you sign this Agreement to change your mind and revoke this Agreement. To revoke this Agreement, you must send written notice of your decision to Maryellen McQuade, Chief People Officer, maryellen.mcquade@NewAmsterdamPharma.com from Section 10 no later than the seventh (7th) calendar day after you originally signed this Agreement. The parties understand that the Company shall not be required to make payments or provide the consideration set forth in this Agreement unless this Agreement becomes effective, and you do not revoke this Agreement within the 7-day period.

If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

NEWAMSTERDAM PHARMA CORPORATION

/s/Maryellen McQuade

Maryellen McQuade

Chief People Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS AGREEMENT.

As a reminder, you have up to twenty-one (21) days to review and return this Agreement.

Accepted and agreed to:

/s/Douglas Kling Date: 8/14/2026

Douglas Kling

Exhibit A

Continuing Options/RSUs

*Exhibit prepared as of July 21, 2026; does not reflect any possible 10b5-1 plan or other sales between such date and the Separation Date.

Exhibit B

Advisor Agreement

[To be attached]